UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934
(Amendment No. __ )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the
☐	Definitive Proxy Statement		Commission Only (as permitted
☒	Definitive Additional Materials		by Rule 14a-6(e)(2))
☐	Soliciting Material Pursuant to Rule 14a-12

KENEXA CORPORATION

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

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KENEXA CORPORATION
650 East Swedesford Road, Second Floor
Wayne, Pennsylvania 19087

SUPPLEMENT TO THE PROXY STATEMENT
dated April 4, 2011

This supplement to the proxy statement dated April 4, 2011 relates to the proxy being solicited by the Board of Directors of Kenexa Corporation (the “Company”) for the 2011 annual meeting of stockholders of the Company to be held on Wednesday, May 18, 2011, at 8:00 a.m. (local time), at Pepper Hamilton LLP, Eighteenth and Arch Streets, 3000 Two Logan Square, Philadelphia, PA 19103-2799, and at any adjournment(s) or postponement(s) of the annual meeting.

This supplement to the proxy statement provides information about Georgeson Inc., which will be assisting the Company’s directors, officers and regular employees in the solicitation of proxies for the annual meeting.  This supplement to the proxy statement amends and restates a portion of the “About the Annual Meeting” section of the proxy statement under the subsection “Who pays for the proxy solicitation and how will we solicit votes?”.

May 5, 2011

 Who pays for the proxy solicitation and how will we solicit votes?

We will pay the expenses of soliciting proxies for the 2011 annual meeting, including the cost of preparing, assembling and mailing the proxy solicitation materials.  Proxies may be solicited personally, by mail, by internet or by telephone, or by our directors, officers and regular employees who will not be additionally compensated.  We have engaged Georgeson Inc. to assist in the solicitation of proxies for the annual meeting as our proxy solicitor.  The Company expects that it will pay Georgeson Inc. a base fee of approximately $11,500 plus fees for additional solicitation services, as needed.  We have also agreed to reimburse Georgeson Inc. for reasonable out-of-pocket expenses incurred in connection with the proxy solicitation and to indemnify Georgeson Inc. against certain losses, costs and expenses.  The matters to be considered and acted upon at the 2011 annual meeting are referred to in the preceding notice and are discussed below more fully.